Exhibit 10.26

FY06 Management Incentive Plan Form

The Management Incentive Plan (the “Plan”) applies to Employees of Accelrys for achievement of Objectives as defined in this plan.  The plan is designed to support both the growth and profitability of the organization.

Term

This plan is effective for the one-year period ending March 31, 2006.

Eligibility

To be eligible for participation in the Plan, Participants must be regular employees of one of the following group companies (“Group Company”) through the year end in which the incentive is earned: Accelrys Inc., Accelrys Ltd, Accelrys SARL, Accelrys India PVT, Accelrys KK, or SciTegic Inc.

Participants include the following levels of employees; CEO, Vice President, Director and Members of the Product Marketing and Marketing Programs Management organization.

Eligible participants must not already be participating in an alternative commission or incentive plan and must be employed with one of Accelrys’ Group Companies prior to the commencement of Q4 of the fiscal year in order to receive a payment under the plan for FY06.

Plan Structure

Each Plan Participant is eligible to earn a target incentive equal to a percentage of base salary.

Earnings against the target incentive are based upon the successful achievement of the FY06 Operating Target, Revenue Goal, and Individual Goals as may be appropriate in accordance with the following:

Vice President-level Participants: 100% of plan achievement is tied to the two financial metrics of the plan (Revenue Goal and Operating Target).

Director-level and All Additional Plan Participants: 50% of plan achievement is tied to the two main financial metrics of the plan (Revenue Goal and Operating Target) and 50% tied to the participant’s achievement against his/her individual MBOs, as determined by the Plan Participant’s supervisor at his/her sole discretion.

Funding for the component of plan achievement tied to the two financial metrics (Revenue Goal and Operating Target) and funding for the component of plan achievement tied to individual MBOs will be gated by a minimum level of financial performance as approved by the Board of Directors.

The plan provides eligible participants with the opportunity to earn from 0% to 200% of target incentive against the component tied to the two financial metrics, and from 0 to 100% of target incentive against the component tied to achievement against individual MBOs.

Payment Schedule

Incentives shall be earned for the applicable fiscal year and shall be paid in the quarter that follows the year in which the incentives are earned.

Payments under this plan are contingent upon signature on the Acknowledgement (provided at the end of this plan) signifying acceptance of the plan terms.  To be eligible for an award pursuant to this plan, a Plan Participant must remain employed continuously in good standing with the Company during fiscal year 2006, provided that a Plan Participant who commences employment after the Plan becomes effective shall be eligible for a pro-rata award, if such employee has been continuously employed in good standing after commencing employment with a Group Company.

General Provisions

A Plan Participant shall not assign nor give any part of an incentive to any agent, customer or representative of the customer, or any other person, as an inducement in obtaining an order.  Unless expressly approved in advance by the CEO of the Company, a Plan Participant shall not accept any compensation from third parties related to sales of third party products or services made by the Company.

This Plan does not constitute a contract of employment for a definite term with any employee and confers no employment rights.  Except to the extent provided by applicable law or individual written employment agreements, either the Company or the Plan Participant may terminate employment at any time, and for any reason whatsoever, with or without cause, and with or without advance notice.  In the event that any Plan Participant compensated in accordance with this plan owes any sum of money to the Company, including without limitation draw payments, charge backs, and travel advances, the Company shall have the right at any time to offset such obligations against the employee’s base salary, commissions, or bonuses.

The Company reserves the right without advance notice to:

1. Accept, reject, or cancel any order;

2. Make any adjustments or revisions to incentive rates, quotas, salaries, or any other matters pertaining to this Plan;

3. Resolve, in its sole and absolute discretion, any matters of interpretation under the Plan and matters not covered by the provisions of the Plan; and

4. Modify or terminate this Plan at any time.

The contents of this Plan are Company Proprietary and Confidential, and are not to be disclosed by any Plan Participant to any person who is not an employee of the Company.  Any legal action brought concerning this Plan shall be brought only in the state or federal courts located in San Diego, California in the case of all United States employees, or in the country in which the Plan Participant is employed if the Plan Participant is employed outside the United States. Both parties submit to venue and jurisdiction in these courts.  This Plan contains the entire agreement of the parties with respect to the matters addressed herein, and supersedes all other representations, statements and understandings concerning this subject matter.

Acknowledgement

I hereby acknowledge that I have received, read, and accepted the FY06 Management Incentive Plan and agree to be bound by its terms.

Signature:

DATE

Print Name:

2